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                                                                      EXHIBIT 12

                           FINOVA CAPITAL CORPORATION
            COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Thousands)


                                                                              Year Ended December 31,
                                                        -------------------------------------------------------------------
                                                            1994          1993          1992         1991          1990
                                                        -------------------------------------------------------------------
 Net income (loss) before income taxes                  $   123,755   $    64,123   $    50,593   $  (37,014)   $    40,216


 Add fixed charges:
  Interest expense                                          222,929       126,152       136,107       157,560       171,652

  One-third of rent expense                                   2,041         1,387         1,498         1,148           581
                                                        -----------   -----------   -----------   -----------   -----------
     Total fixed charges                                    224,970       127,539       137,605       158,708       172,233
                                                        -----------   -----------   -----------   -----------   -----------


 Net income as adjusted                                 $   348,726   $   191,662   $   188,198   $   121,694   $   212,449
                                                        -----------   -----------   -----------   -----------   -----------

 Ratio of income to fixed charges                              1.55          1.50          1.37       ---              1.23
                                                        ===========   ===========   ===========   ===========   ===========


 Preferred stock dividends on a pre-tax basis           $       930   $     3,682   $     2,826

     Total combined fixed charges and
       preferred stock dividends                        $   225,900   $   131,221   $   140,431   $   158,708   $   172,233
                                                        -----------   -----------   -----------   -----------   -----------

 Ratio of income to combined fixed charges and
  preferred stock dividends                                    1.54          1.46          1.34      ---               1.23
                                                        ===========   ===========   ===========   ===========   ===========